EXHIBIT 21

SUBSIDIARIES OF REGISTRANT



SUBSIDIARY                             STATE IN WHICH ORGANIZED


Lain and Son, Inc.                           Illinois

Glen Oak Cemetery Company                    Illinois
   (a wholly owned subsidiary
    of Lain and Son, Inc.)

Oakridge Cemetery (Hillside), Inc.           Illinois
   (a wholly owned subsidiary
    of Lain and Son, Inc.)

Stinar Corporation                           Minnesota